Exhibit 10.3

SECOND AMENDMENT TO THE MANAGEMENT AGREEMENT
This SECOND AMENDMENT (this “Amendment”) dated effective as of the 1st day of January, 2018, to the MANAGEMENT AGREEMENT made as of the 1st day of August 2013, as amended on January 1, 2016 (the “Management Agreement”), among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), EMERGING CTA PORTFOLIO L.P., a New York limited partnership (the “Partnership”) and SECOR CAPITAL ADVISORS, LP, a Delaware limited partnership (the “Advisor”, and together with CMF and the Partnership, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Partnership, CMF and the Advisor wish to amend the Management Agreement to decrease the Advisor’s management fee compensation; and
WHEREAS, pursuant to Section 11 of the Management Agreement, the Management Agreement may be amended by written consent of the parties.
NOW, THEREFORE, the parties agree as follows:
1.   The text of Section 3(a) of the Management Agreement shall be deleted in its entirety and replaced by the following:
“In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable annually equal to 25% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership (“Incentive Fee”) and (ii) a monthly fee for professional management services equal to 1/12 of 1.15% (1.15% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last business day of each month by 1.15% and dividing the result thereof by 12)(“Management Fee”).”

2.   The text of Section 3(c) of the Management Agreement shall be deleted in its entirety and replaced by the following:

“New Trading Profits” shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts.  Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets of the Partnership.  Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership.  No Incentive Fee shall be paid to the Advisor until the end of the first full calendar year of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full calendar year of such trading.  Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor.  If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.”

3. The text of Section 3(d) of the Management Agreement shall be deleted in its entirety and replaced by the following:

“Annual Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a calendar year or a calendar month, as the case may be, the annual Incentive Fee shall be computed as if the effective date of termination were the last day of the then current year and the monthly Management Fee shall be prorated to the effective date of termination.  If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.”

4.   The foregoing amendment shall take effect as of the 1st day of January, 2018.

5.   In all other respects the Management Agreement remains unchanged and of full force and effect.

6.   This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute the same agreement.

7.   This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first above written.
CERES MANAGED FUTURES LLC

By:	/s/ Patrick T. Egan
Name:	Patrick T. Egan
Title:	President & Director

EMERGING CTA PORTFOLIO L.P.

By: Ceres Managed Futures LLC, its general partner

By:	/s/ Patrick T. Egan
Name:	Patrick T. Egan
Title:	President & Director

SECOR CAPITAL ADVISORS, LP

By:
Name:
Title: